Troutman Pepper Locke LLP

One Financial Plaza, Suite 2800, Westminster Street

Providence, RI 02903

troutman.com

September 16, 2026

Methode Electronics, Inc.

25650 West Eleven Mile Road
Southfield, Michigan 48034

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We are furnishing this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of Methode Electronics, Inc., a Delaware corporation (the “Company”), to be filed on or about the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended. The Registration Statement relates to an aggregate of 4,659,845 shares (the “Shares”) of common stock, $0.50 par value, of the Company that may be issued from time to time pursuant to the Methode Electronics, Inc. 2026 Omnibus Incentive Plan (the “2026 Plan”), which amount includes up to 868,580 Shares that may again become authorized for issuance under the 2026 Plan in the future upon the forfeiture, cancellation, termination, or net or cash settlement of awards made under the 2026 Plan, and up to 925,265 Shares that have been or may in the future become authorized for issuance under the 2026 Plan upon the forfeiture, termination, expiration, or net or cash settlement of awards that remained outstanding under the Company’s 2022 Omnibus Incentive Plan as of the effective date of the 2026 Plan.

We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. We have made such examination as we consider necessary to render this opinion.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the 2026 Plan and the related agreements thereunder, as applicable, will be validly issued, fully paid and non-assessable.

We express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder.

Methode Electronics, Inc.

September 16, 2026

Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time.

Very truly yours,

/s/ Troutman Pepper Locke LLP